Exhibit 99.1

For Immediate Release

Monday:	June 9, 2003, 1:37 p.m. Eastern Time

Contact:	Anthony D. Borzillo Holiday RV Superstores 954.522.9903

Holiday RV Announces the Reconstitution of its Board of Directors and the
Appointment of a New Chairman and a New CEO

FT.     LAUDERDALE, FL, June 9, 2003 – Holiday RV Superstores, Inc. (RVEE.PK) announced today that by written consent of the majority holder of the Company’s outstanding common stock, the Stephen Adams Living Trust, the Company’s Board of Directors has been reconstituted. Under the terms of the written consent, Lee B. Sanders, William H. Toy and David A. Kamm have been removed from the Company’s Board of Directors and Paul E. Schedler and Anthony D. Borzillo have been appointed as new members of Company’s Board of Directors.

The Company also announced today that Paul E. Schedler has been appointed as the non-executive Chairman of the Board of Directors of the Company and Anthony D. Borzillo has been appointed as the Chief Executive Officer. Mr. Schedler is vice president of Holiday Finance, LLC, a lender to the Company, and an officer of numerous other companies controlled by Mr. Adams. Mr. Borzillo has been Chief Financial Officer of the Company since May 2002.

About Holiday RV

Holiday RV operates retail stores in Florida, Kentucky and West Virginia. Holiday RV, the nation’s only publicly traded retailer of recreational vehicles and boats, sells, services and finances various brands of recreational vehicles and boats.

The private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for certain forward-looking statements. The statements contained in this news release that are not historical facts are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance these expectations and beliefs about future events are accurate. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors. These factors include the following: the fact that our auditors have expressed doubt concerning our ability to continue as a going concern; our ability to obtain sufficient working capital from operations and other sources to meet our operating requirements; our ability to service our debt, including debt due on demand and debt currently in default; our ability to successfully restructure our debt on terms acceptable to the Company and to service such restructured debt; our ability to obtain new floor plan financing for future purchases of inventory; our ability to maintain good relationships with our vendors and customers; competition in the RV retail market, including pricing pressures; and general economic factors which affect the RV industry. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, please see our filings with the Securities and Exchange Commission.

Corporate Headquarters
200 East Broward Boulevard, Suite 920 o Ft. Lauderdale, FL 33301
Telephone: (954) 522-9903 o Facsimile (954) 522-9906